Exhibit 10.15

EXECUTIVE EMPLOYMENT AGREEMENT

(For Executive Officers Who Also Have a Change of Control Employment Agreement)

As Amended and Restated Effective December 31, 2008

Office Depot, Inc., a Delaware corporation (the “COMPANY”), and Charles E. Brown (“EXECUTIVE”) entered into an employment agreement (the “ORIGINAL AGREEMENT”) dated October 8, 2001, as amended on July 26, 2005. The Original Agreement replaced all prior employment agreements and/or amendments thereto, or extensions thereof, between the Company and Executive (the “PRIOR AGREEMENTS”) such that the Original Agreement, together with the July 26, 2005 amendment and the Change of Control Employment Agreement (as defined below), presently constitute the entire understanding of the Company and Executive with regard to the employment of Executive by the Company.

The Company and Executive hereby amend and restate the Original Agreement, as amended, in its entirety (the “Agreement”) in order to evidence documentary compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the guidance thereunder (collectively “SECTION 409A”) and to otherwise update and clarify the Original Agreement. The Agreement is effective December 31, 2008 (the “EFFECTIVE DATE”).

Now therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT.

(a) The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the “EMPLOYMENT TERM”).

(b) The parties hereto also have entered into an Employment Agreement originally dated as of May 28, 1998, and amended and restated as of February 25, 2008, by and between the Company and Executive (the “Change of Control Employment Agreement”) which, by its terms, takes effect during the “Employment Period” as defined in such agreement. During any such Employment Period under the Change of Control Employment Agreement, the terms and provisions of the Change of Control Employment Agreement shall control to the extent such terms and provisions are in conflict with the terms and provisions of this Agreement. In addition, during such Employment Period, the Employment Term hereunder shall be tolled and upon expiration of the Employment Period under the Change of Control Employment Agreement the Employment Term hereunder shall recommence.

2. POSITION AND DUTIES.

(a) During the Employment Term, Executive shall serve as President, International and shall have the normal duties, responsibilities and authority attendant to such position, subject to the power of the Company’s Chief Executive Officer (“CEO”) to expand or limit such duties, responsibilities and authority.

(b) Executive shall report to the CEO, and Executive shall devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries; PROVIDED THAT Executive shall, with the prior written approval of the CEO, be allowed to serve as (i) a director or officer of any non-profit organization including trade, civic, educational or charitable organizations, or (ii) a director of any corporation which is not competing with the Company or any of its Subsidiaries in the office product and office supply industry so long as such duties do not materially interfere with the performance of Executive’s duties or responsibilities under this Agreement. Executive shall perform Executive’s duties and responsibilities under this Agreement to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(c) Executive shall be based at or in the vicinity of the Company’s headquarters BUT may be required to travel as necessary to perform Executive’s duties and responsibilities under this Agreement.

(d) For purposes of this Agreement, “SUBSIDIARIES” shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

3. BASE SALARY AND BENEFITS.

(a) Initially, Executive’s base salary shall be $625,000 per annum (the “BASE SALARY”), which salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding. Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Company’s Board of Directors (the “Board”) and shall be subject to adjustment, but not reduction, as they shall determine based on among other things, market practice and performance. In addition, during the Employment Term, Executive shall be entitled to participate in the Company’s Long Term Incentive Plan, as it may be amended from time to time.

(b) In addition to the Base Salary, Executive shall be entitled to participate in the Company’s annual bonus plan for senior executives (the “Bonus Plan”) as administered by the Compensation Committee at the initial bonus target of 70% of bonusable earnings. If the Board or the Compensation Committee modifies such Bonus Plan during the Employment Term, Executive shall continue to participate at a level no lower than the highest level established for any officer of the Company then at Executive’s level. At the discretion of the Board or the Compensation Committee, Executive may be offered from time to time the opportunity to participate in other bonus plans of the Company in lieu of the Bonus Plan and, if Executive chooses to participate in such plan or plans, the provisions of this paragraph 3(b) shall be tolled during the period of such participation.

(c) Executive shall be entitled to paid vacation in accordance with the Company’s general payroll practices for officers of the Company then at Executive’s level.

(d) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. To the extent that any such reimbursement does not qualify for exclusion from Federal income taxation, the Company will make the reimbursement only if Executive incurs the corresponding expense during the Employment Term and submits the request for reimbursement no later than two months prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement on or before the last day of the calendar year following the calendar year in which the expense was incurred; the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(e) Executive will be entitled to all benefits as are, from time to time, maintained for officers of the Company then at Executive’s level, including without limitation: medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans (collectively, “Insurance Benefits”), profit sharing and retirement benefits.

4. TERM.

(a) The Employment Term shall end on July 25, 2009; PROVIDED THAT (i) the Employment Term shall be extended for one year in the event that written notice of the termination of this Agreement is not given by one party hereof to the other at least six months prior to the end of the Employment Term, and it shall continue thereafter from year to year in like fashion (“evergreen”) unless and until either party provides written notice as provided in the first clause of this sentence; PROVIDED FURTHER that (ii) the Employment Term shall terminate prior to such date (A) upon Executive’s death or Termination of Employment on account of permanent disability or incapacity (as determined by the Board in its good faith judgment), (B) upon the mutual agreement of the Company and Executive, (C) upon Executive’s Termination of Employment initiated by the Company for Cause (as defined below) or without Cause or (D) upon Executive’s Termination of Employment initiated by Executive for Good Reason (as defined below) or without Good Reason.

(b) If the Employment Term is terminated upon Executive’s Termination of Employment initiated by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive (i) an amount equal to the sum of (A) 1.5 multiplied by Executive’s Base Salary in effect on the date of such Termination of Employment, and (B) Executive’s Pro Rata Bonus (as defined in paragraph (j) below) which amount shall be paid in one lump sum within 30 days following the date of such Termination of Employment except as provided in subsection (f) below, if and only if Executive has not breached the provisions of paragraphs 5, 6 and 7 hereof, (ii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive plans, deferred compensation plans, and other employer programs of the Company in which Executive is then participating (other than the Pro Rata Bonus) which shall be payable in accordance with the terms of the applicable plan or program, (iii) an amount equal to the Company’s monthly COBRA premium in effect on the date of such Termination of Employment under the Company’s group health plan for the type of coverage in effect under such plan (e.g., family coverage) for Executive on the date of such Termination of Employment multiplied by 18 which amount shall be paid in one lump sum within 30 days following the date of such Termination of Employment except as provided in subsection (f) below, and (iv) an amount equal to the Company’s aggregate monthly premium for disability insurance, life insurance, accidental death insurance and travel accident insurance in effect on the date of such Termination of Employment under the corresponding Company plans for the type of coverage in effect under such plans for Executive on the date of such Termination of Employment multiplied by 18 which shall be payable in one lump sum within 30 days following the date of such Termination of Employment except as provided in subsection (f) below.

(c) If the Employment Term is terminated upon Executive’s Termination of Employment initiated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive (i) Executive’s Base Salary through the date of such Termination of Employment which shall be paid in accordance with the Company’s standard payroll practices for salary and (ii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company in which Executive participates which amounts shall be payable in accordance with the terms of the applicable plan or program; provided, however, that Executive shall not be entitled to payment of a Pro Rata Bonus.

(d) If the Employment Term is terminated upon Executive’s death, Executive’s estate shall be entitled to receive (i) Executive’s Base Salary through the date of Executive’s death which shall be paid in accordance with the Company’s standard payroll practices for salary, (ii) an amount equal to Executive’s Pro Rata Bonus (as defined in paragraph (j) below) which amount shall be paid in one lump sum within 30 days following the date of Executive’s death, and (iii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates which shall be payable in accordance with the terms of the applicable plan or program.

(e) If the Employment Term is terminated upon Executive’s Termination of Employment on account of Executive’s permanent disability or incapacity (as determined by the Board in its good faith judgment), Executive shall be entitled to receive (i) Executive’s Base Salary through the date of such Termination of Employment which shall be paid in accordance with the Company’s standard payroll practices for salary, (ii) an amount equal to Executive’s Pro Rata Bonus (as defined in paragraph (j) below) which amount shall be paid in one lump sum within 30 days following the date of such Termination of Employment except as provided in subsection (f) below, and (iii) vested and earned (in accordance with the Company’s applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates which shall be payable in accordance with the terms of the applicable plan or program.

(f) Notwithstanding the payment timing specified above, in the event Executive is a “Specified Employee”(as defined below) on the date of Executive’s Termination of Employment, as determined by the Company in accordance with rules established by the Company in writing in advance of the “Specified Employee Identification Date” (as defined below) that relates to the date of Executive’s Termination of Employment, the following payments shall be paid no earlier than the date that is six months after the date of Executive’s Termination of Employment (if Executive dies after the date of Executive’s Termination of Employment but before any such payment is made, such payment will be paid to Executive’s estate without regard to any six-month delay that otherwise applies to Specified Employees):

(i) the payments described in Section 4(b)(i), Section 4(b)(iii) and Section 4(b)(iv) to be made to Executive on account of his Termination of Employment initiated by the Company other than for Cause or by Executive for Good Reason; and

(ii) the payment described in Section 4(e)(ii) to be made to Executive on account of his Termination of Employment initiated by the Company on account of Executive’s permanent disability or incapacity (as determined by the Board in its good faith judgment).

For purposes of this Agreement, “SPECIFIED EMPLOYEE” shall be defined as provided in Section 409A(a)(2)(B)(i) of the Code and “SPECIFIED EMPLOYEE IDENTIFICATION DATE” shall be defined as provided in Treasury Regulation §1.409A-1(i).

(g) Except as otherwise provided herein, fringe benefits and bonuses (if any) which accrue or become payable after the termination of the Employment Term shall cease upon such termination.

(h) For purposes of this Agreement, “CAUSE” shall mean:

(i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the CEO which specifically identifies the manner in which the CEO believes that Executive has not substantially performed Executive’s duties, or

(ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(i) For purposes of this Agreement, “GOOD REASON” shall mean:

(i) the assignment to Executive of any duties inconsistent with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by paragraph 2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) any failure by the Company to comply with any of the provisions of paragraph 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(iii) the Company’s requiring Executive to be based at any location other than as provided in paragraph 2(c) hereof; or

(iv) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement.

(j) For purposes of this Agreement, “PRO RATA BONUS” shall mean the sum of (i) the product of Executive’s target bonus under any current annual incentive plan and a fraction, the numerator of which is the number of days in the current fiscal year through the date of Executive’s Termination of Employment and the denominator of which is 365, and (ii) if and to the extent Executive is vested, the product of Executive’s target bonus under any long-term incentive plan or performance plan and a fraction, the numerator of which is the number of days in the current performance period through the date of Executive’s Termination of Employment and the denominator of which is 365.

(k) For purposes of this Agreement, “TERMINATION OF EMPLOYMENT” shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

5. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any other Subsidiary (“CONFIDENTIAL INFORMATION”) are the property of the Company or such Subsidiary. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive’s own purposes any Confidential Information without the prior written consent of the Board or the CEO, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive’s acts or omissions. Executive shall deliver to the Company at the termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary that Executive may then possess or have under Executive’s control.

6. INVENTIONS AND PATENTS. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company and its Subsidiaries (“WORK PRODUCT”) belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board or the CEO and perform all actions reasonably requested by the Board or the CEO (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

7. NON-COMPETE, NON-SOLICITATION.

(a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company Executive shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive’s services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Term and for one year thereafter (the “NONCOMPETE PERIOD”), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive’s employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Term or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee, or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

(c) If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this paragraph 7 are reasonable.

(d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.

8. EXECUTIVE’S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

9. SURVIVAL. Paragraphs 5, 6 and 7 and paragraphs 9 through 19 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.

10. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

NOTICES TO EXECUTIVE:

Name: Charles E. Brown

Address: [Address on file with the Company]

NOTICES TO THE COMPANY:

Office Depot, Inc.

6600 N. Military Trail

Boca Raton, Florida 33496

Attention: Chief Executive Officer

and

Office Depot, Inc.

6600 N. Military Trail

Boca Raton, Florida 33496

Attention: Executive Vice President - Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (provided, however that during the “Employment Period,” as defined in the Change of Control Employment Agreement, the terms and provision of the Change of Control Employment Agreement shall be effective and shall control to the extent there is any conflict between such agreement and this Agreement).

13. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.

16. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

18. ARBITRATION. Except as to the right of the Company to resort to any court of competent jurisdiction to obtain injunctive relief or specific enforcement of Executive’s obligations of confidentiality and non-competition under this Employment Agreement (or otherwise), any dispute or controversy between the Company and Executive arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Palm Beach County, Florida unless the parties mutually agree to another location. The Company shall pay the costs of any arbitrator(s) appointed hereunder.

19. TAX TREATMENT. It is intended, and this Agreement will be so construed, that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A so as not to subject Executive to the payment of interest and/or any tax penalty that may be imposed under Section 409A. Executive acknowledges and agrees that the Company has made no representation to Executive as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Executive is solely responsible for all taxes due with respect to such compensation and benefits.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OFFICE DEPOT, INC.

By:
Name:
Its:

EXECUTIVE

Name:
Date:	December 29, 2008